EXHIBIT 10.1
June 30, 2020 Eugene Cavanaugh
Independent Contractor Agreement: (Interim Chief Financial Officer)
This Independent Contractor Agreement (“Agreement”) is entered into this 29th day of June 2020, by and between USA Technologies, Inc. (“Company”) and Eugene Cavanaugh (“Contractor”) in consideration of the mutual promises made herein, as follows:
Term of Agreement:
This Agreement will become effective on the 1st day of July 2020 and will continue in effect until the earlier to occur of (i) the Company’s appointment of a permanent Chief Financial Officer, or (ii) either party’s termination of this Agreement upon 10 days’ prior written notice to the other party.
Services to be Rendered by Contractor:
Contractor agrees to perform the duties of Interim Chief Financial Officer, including, without limitation, such additional projects and services as determined to be necessary by the Company.
Method of Performing Services:
Contractor will determine the method, details, and means of performing the above-described services, including the determination of the need for and hiring of additional resources or personnel at the discretion of the Company.  The Company may control, direct, or otherwise supervise Contractor’s resources or personnel in the performance of those services.
Schedule:
Contractor will devote his full-time business hours to the services during the term of this Agreement.
Compensation:
In consideration for the services to be performed by Contractor, Company agrees to pay Contractor $15,000 per month of service, payable monthly in arrears within 10 days following the last day of the applicable month of service and prorated for any partial month of service (the “Retainer”).  In addition, Contractor will be eligible to receive a grant of 3,000 fully vested shares of common stock of the Company per month of service, to be granted within 10 days following the last day of each applicable month of service in accordance with the Company’s equity incentive plans and grant procedures and prorated for any partial month of service.  Contractor acknowledges subject to the following policies of USA: Employee Manual, Code of Business Conduct and Ethics, as amended; Blackout Period and Notification Policy; and Stock Ownership Guidelines for Directors and Executive Officers as well as any other policies that may be adopted by USA from time to time.  Upon termination of this Agreement, no further payments or benefits shall be paid or
100 Deerfield Lane, Suite 300, Malvern, PA 19355  T 800.633.0340/610.989.0340  F 610.989.0344  www.usatech.com provided by the Company to Contractor other than any such payments or benefits that are accrued and unpaid on the date of such termination pursuant to this paragraph.
The Company may, at its option, pay Contractor the Retainer by business check or electronic funds transfer (ACH), and Contractor agrees to complete the applicable forms to authorize such ACH payments if requested by the Company.  Contractor will deliver to the Company (i) a completed Form W-9 as soon as reasonably practicable following execution of this Agreement, and (ii) an invoice for each month of service within 5 days following the last day of each applicable month of service in a format agreed to by Contractor and the Company. Company will also pay reasonable travel expenses incurred by Contractor.
Independent Contractor Relationship; Taxes:
The parties hereto expressly intend that Contractor render the services described in this Agreement as an independent contractor, and not an employee, of the Company or any of its subsidiaries.  Therefore, Contractor acknowledges and agrees that Contractor will not be eligible to participate in any employee benefit, compensation, or bonus plans or programs sponsored by the Company or any of its subsidiaries, and expressly waives any right to participate that may be deemed to exist.  In addition, Contractor expressly acknowledges and agrees that Contractor is solely responsible for payment of any and all taxes payable in connection with the compensation and benefits to be paid or provided to Contractor under this Agreement, and that the Company shall not withhold any such taxes from such compensation and benefits unless the Company determines that it is required to do so by applicable law.
Tools and Instruments:
At its discretion, the Company will supply all tools, equipment, and supplies required to perform the services under this Agreement.
Assignment:
Neither this Agreement nor any duties or obligations under this Agreement may be assigned by Company or Contractor without the prior written consent of Contractor and Company.
Confidentiality and Non-Disclosure:
                    Contractor will have access to, and may create and receive, confidential information of the Company, all of which has been/ will be developed at considerable risk and expense to the Company.  Contractor acknowledges that confidential information is a valuable and unique asset of the Company, and includes, without limitation, all information of a confidential or proprietary nature that relates to the Company and its subsidiaries in any way, including information relating to the Company’s and its subsidiaries’ business, customers, products and services, pricing, intellectual property, suppliers, and employees.  Contractor agrees that Contractor: (i) shall keep confidential and not disclose or reveal any confidential information to any person or entity, and (ii) Contractor shall not use for Contractor’s own benefit or for the benefit of any third party, any of the Company’s confidential information, except for and on behalf of the Company in the course of performing Contractor’s services to and for the benefit of the Company, unless the Company consents in advance in writing to the disclosure or use of any of the confidential information.
100 Deerfield Lane, Suite 300, Malvern, PA 19355  T 800.633.0340/610.989.0340  F 610.989.0344  www.usatech.com

(a)
Ownership of Confidential Information: Contractor acknowledges and agrees that, as between Contractor and the Company, all confidential information is and at all times will be the exclusive property of the Company, to be used by Contractor only as expressly authorized by this Agreement, and that Contractor has no claim or right to the continued use or possession of such confidential information following termination of Contractor’s engagement by the Company.  Contractor agrees that, and upon termination of Contractor’s engagement, Contractor will not retain any confidential information, including, without limitation, documents, files or other materials, and will promptly return to the Company any confidential information in Contractor’s possession or custody.

(b)
Return of Company Property: At any time at the Company’s request during the term of this Agreement or upon termination of Contractor’s retention by the Company, whichever occurs first, Contractor promptly shall return to the Company all confidential information and other property of the Company in Contractor’s control or possession, in any media or format whatsoever, and Contractor shall, unless otherwise directed by the Company, delete or destroy all electronic data and/or other information of the Company stored in electronic form or media on Contractor’s laptop, computer, notebook, iPad, cell phone or other electronic equipment or storage.  At the Company’s request, Contractor agrees to certify in writing to the Company that Contractor has complied with the requirements of this Agreement.

Notices:
Any notices to be given hereunder by either party to the other may be made either by personal delivery or by mail, registered or certified, postage prepaid with return receipt requested.  Mailed notices shall be addressed to the parties at the following addresses:
Company:  USA Technologies 100 Deerfield Ln. Suite 300, Malvern PA 19335
Contractor: ________________________________________________________________________________
Each party may change the above address by written notice in accordance with this paragraph.  Notices delivered personally shall be deemed communicated as of the date of actual receipt; mailed notices shall be deemed communicated as of three (3) days after the date of mailing.
Entire Agreement:
This Agreement supersedes any and all other agreements, either oral or in writing, between the parties hereto with respect to the performance of services by Contractor for Company, and contains all of the covenants and agreements between the parties with respect to the rendering of such services in any manner whatsoever.  Each party to this Agreement acknowledges that no representations, inducements, promises, or agreements, orally or otherwise, have been made by any party, or anyone acting on behalf of any party, which are not embodied herein, and that no other agreement, statement, or promise not contained in this Agreement shall be valid or binding.  Any modification of this Agreement will be effective only if it is in writing signed by the party to be charged.
100 Deerfield Lane, Suite 300, Malvern, PA 19355  T 800.633.0340/610.989.0340  F 610.989.0344  www.usatech.com

Partial Invalidity:
If any provision of this Agreement is held by a court of competent jurisdiction to be invalid, void, or unenforceable, the remaining provisions shall nevertheless continue in full force without being impaired or invalidated in any way.
Governing Law:
This Agreement shall be governed by and construed in accordance with the laws of the State of Pennsylvania.

Company, by	/s/ Alyssa Braniecki	Date	6/30/2020
Manager of Human Resources
Contractor, by	/s/ Eugene Cavanaugh	Date	6/30/2020
Interim Chief Financial Officer

100 Deerfield Lane, Suite 300, Malvern, PA 19355  T 800.633.0340/610.989.0340  F 610.989.0344  www.usatech.com